Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Announces Fourth Quarter Comparable
Store Sales Increase of 14.6% and Diluted EPS of $0.10
•	Sales increased 16.7% to $435.7 million with direct-to-consumer sales increasing 42%

•	Fourth quarter gross margin expansion of over 1000 basis points

•	Cash and marketable securities were $423.5 million at year-end
     Fort Myers, FL — February 24, 2010 — Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fourth quarter and fiscal year ended January 30, 2010.
Fourth Quarter and Fiscal Year 2009 Financial Results
     For the fourth quarter, the Company recorded net income of $17.5 million, or $0.10 per diluted share, compared to a net loss of $40.5 million, or $0.23 per diluted share, for last year’s fourth quarter. The fourth quarter 2009 results included a non-cash impairment charge totaling approximately $1.3 million, net of tax, resulting from an additional write down of a note receivable to current market value. Excluding the $1.3 million charge in the current quarter and the $15.7 million, net of tax, impairment and restructuring charges in the prior year’s fourth quarter, the Company had net income for the current quarter of $18.8 million, or $0.10 per diluted share, compared to a net loss of $24.8 million, or $0.14 per diluted share, for the like period last year.
     For fiscal 2009, the Company had net income of $69.6 million, or $0.39 per diluted share compared to a net loss of $19.1 million, or $0.11 per diluted share for fiscal 2008. Excluding the impairment and restructuring charges in each year, the Company had net income for the year of $79.2 million, or $0.44 per diluted share versus a net loss of $4.9 million, or $0.03 per diluted share in the prior year.
Sales
     Net sales for the fourth quarter increased from $373.4 million to $435.7 million, and for the full year net sales increased from $1.58 billion to $1.71 billion. Consolidated comparable store sales increased 14.6% for the quarter compared to a 13.0% decrease for the like period last year. The Chico’s/Soma Intimates brands’ comparable store sales increased 11.6% compared to a 16.1% decrease for the like period last year, and the White House | Black Market (“WH|BM”) brand’s comparable store sales increased 21.2% compared to a 5.0% decrease for the like period last year.

     For fiscal 2009, consolidated comparable store sales increased 6.1% compared to a 15.1% decrease last year. The Chico’s/Soma brands’ comparable store sales increased 4.1% compared to a 17.4% decrease last year, and the WH|BM brand’s comparable store sales increased 10.8% compared to a decrease of 8.0% last year.
     Direct-to-consumer sales, not included in comparable store sales, increased approximately 42% for the fourth quarter over the like period last year and approximately 39% for the 2009 fiscal year over fiscal year 2008.
Gross Margin
     For the quarter, gross margin, expressed as a percentage of net sales, increased 1,020 basis points to 54.6% from 44.4% in the prior year’s fourth quarter. In dollars, gross margin increased from $166.0 million to $238.0 million, representing a $72 million pre tax improvement. The gross margin increase was attributable to significantly higher merchandise margins at both Chico’s and WH|BM brands benefiting from substantially lower markdowns, improved full-price selling and, to a lesser extent, higher initial markups for both brands.
Selling, General and Administrative Expenses
     Selling, general and administrative expenses (“SG&A”) for the fourth quarter declined from $228.4 million in the prior period to $212.0 million primarily due to the recognition of $23.7 million in pre-tax impairment and restructuring charges in the fourth quarter last year. Excluding both current year impairment charges and prior year impairment and restructuring charges, SG&A would have been $210.0 million for the current quarter compared to $204.8 million in the prior period, which represents a 2.5% increase in dollars but a 660 basis point improvement as a percentage of net sales.
     Store operating expenses for the fourth quarter increased by $4.6 million, primarily due to increases in store occupancy and personnel costs. However, expressed as a percentage of net sales, store operating expenses decreased 500 basis points due to the leverage resulting from positive comparable store sales.
     Marketing expenses for the fourth quarter increased by $0.4 million primarily due to an increase in print and television network advertising associated with expanded national marketing campaigns. However, expressed as a percentage of net sales, marketing expenses decreased by 60 basis points year over year.
     National Store Support Center (“NSSC”) expenses for the quarter, including corporate and other non-brand specific expenses, were about flat to last year but decreased by 100 basis points due to the leverage associated with improved comparable store sales.
Inventories
     End of year inventory increased $6.1 million or approximately 5% from the prior year. Consolidated inventory at the end of the year increased 4% per selling square foot to $53 compared to $51 at the end of the prior year. End of year inventory for the WH|BM brand decreased approximately 5% per selling square foot over the prior year, while Chico’s brand inventory increased approximately 3% year over year.

Cash and Marketable Securities
     Cash and marketable securities at the end of fiscal 2009 increased 57.6% to $423.5 million from $268.7 million at the end of fiscal 2008. Net cash provided by operating activities for the fiscal year increased by $115.9 million over the prior year primarily as a result of higher cash flows from operations, and an increase in accounts payables. Additionally, the Company invested $67.9 million in capital expenditures in fiscal 2009 versus $104.6 million in fiscal 2008.
ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,084 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 599 boutique and 45 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
White House | Black Market currently operates 333 boutique and 17 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whitehouseblackmarket.com.
Soma Intimates is the Company’s developing concept with 86 boutique stores and 4 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended				Thirteen Weeks Ended
	(unaudited)				(unaudited)		(unaudited)
	January 30, 2010		January 31, 2009		January 30, 2010		January 31, 2009
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico’s/Soma stores	$1,125,192	65.7	$1,074,939	67.9	$271,817	62.4	$242,887	65.0
WH|BM stores	489,631	28.6	436,875	27.6	132,312	30.4	108,179	29.0
Direct-to-consumer	98,327	5.7	70,591	4.5	31,601	7.2	22,313	6.0

Total net sales	1,713,150	100.0	1,582,405	100.0	435,730	100.0	373,379	100.0

Cost of goods sold	753,409	44.0	762,913	48.2	197,697	45.4	207,423	55.6

Gross margin	959,741	56.0	819,492	51.8	238,033	54.6	165,956	44.4

Selling, general and administrative expenses:
Store operating expenses	647,040	37.8	645,352	40.8	164,559	37.8	159,916	42.8
Marketing	78,075	4.5	80,326	5.1	19,099	4.4	18,653	5.0
National Store Support Center	111,447	6.5	109,744	6.9	26,324	6.0	26,191	7.0
Impairment and restructuring charges	15,026	0.9	23,664	1.5	2,000	0.4	23,664	6.3

Total selling, general, and administrative expenses	851,588	49.7	859,086	54.3	211,982	48.6	228,424	61.1

Income (loss) from operations	108,153	6.3	(39,594)	(2.5)	26,051	6.0	(62,468)	(16.7)
Interest income, net	1,693	0.1	7,757	0.5	357	0.1	1,324	0.3

Income (loss) before income taxes	109,846	6.4	(31,837)	(2.0)	26,408	6.1	(61,144)	(16.4)
Income tax provision (benefit)	40,200	2.3	(12,700)	(0.8)	8,900	2.1	(20,600)	(5.5)

Net income (loss)	$69,646	4.1	$(19,137)	(1.2)	$17,508	4.0	$(40,544)	(10.9)

Per share data:

Net income (loss) per common share-basic	$0.39		$(0.11)		$0.10		$(0.23)

Net income (loss) per common & common equivalent share—diluted	$0.39		$(0.11)		$0.10		$(0.23)

Weighted average common shares outstanding—basic	177,499		176,606		177,950		177,069

Weighted average common & common equivalent shares outstanding—diluted	178,858		176,606		179,509		177,069

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	January 30,	January 31,	February 2,
	2010	2009	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,043	$26,549	$13,801
Marketable securities, at market	386,500	242,153	260,469
Receivables	3,922	33,993	11,924
Income tax receivable	312	11,706	23,973
Inventories	138,516	132,413	144,261
Prepaid expenses	24,023	21,702	18,999
Deferred taxes	9,664	17,859	13,306

Total Current Assets	599,980	486,375	486,733

Property and Equipment:
Land and land improvements	21,978	18,627	17,867
Building and building improvements	82,169	74,998	62,877
Equipment, furniture and fixtures	388,392	376,218	347,937
Leasehold improvements	412,834	418,691	396,650

Total Property and Equipment	905,373	888,534	825,331
Less accumulated depreciation and amortization	(383,844)	(327,989)	(257,378)

Property and Equipment, Net	521,529	560,545	567,953

Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets	38,930	38,930	38,930
Deferred taxes	36,321	38,458	22,503
Other assets, net	25,269	5,101	37,233

Total Other Assets	197,294	179,263	195,440

	$1,318,803	$1,226,183	$1,250,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$79,219	$56,542	$79,030
Accrued liabilities	95,862	88,446	100,726
Current portion of deferred liabilities	2,221	1,748	1,437

Total Current Liabilities	177,302	146,736	181,193

Noncurrent Liabilities:
Deferred liabilities	159,583	177,251	156,417

Stockholders’ Equity:
Common stock	1,781	1,771	1,762
Additional paid-in capital	268,109	258,312	249,639
Retained earnings	711,624	641,978	661,115
Other accumulated comprehensive income	404	135	—

Total Stockholders’ Equity	981,918	902,196	912,516

	$1,318,803	$1,226,183	$1,250,126

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Fifty-Two Weeks Ended
	January 30,	January 31,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$69,646	$(19,137)

Adjustments to reconcile net income (loss) to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	8,372	8,782
Depreciation and amortization, other	88,000	88,790
Deferred tax expense (benefit)	5,647	(20,507)
Stock-based compensation expense, cost of goods sold	2,163	2,769
Stock-based compensation expense, other	5,239	9,821
Excess tax benefit of stock-based compensation	(3,194)	(100)
Impairment charges	15,026	13,691
Deferred rent expense, net	2,338	6,060
Loss on disposal of property and equipment	1,372	761
Decrease (increase) in assets —
Receivables, net	4,237	3,766
Income tax receivable	11,394	12,267
Inventories	(6,103)	11,847
Prepaid expenses and other	(2,489)	4,224
Increase (decrease) in liabilities —
Accounts payable	22,677	(22,488)
Accrued and other deferred liabilities	(8,955)	(1,100)

Total adjustments	145,724	118,583

Net cash provided by operating activities	215,370	99,446

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(590,223)	(569,358)
Proceeds from sale of marketable securities	446,146	587,809
Purchases of property and equipment	(67,920)	(104,615)

Net cash used in investing activities	(211,997)	(86,164)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,857	306
Excess tax benefit of stock-based compensation	3,194	100
Cash paid for deferred financing costs	—	(629)
Repurchase of common stock	(930)	(311)

Net cash provided by (used in) financing activities	7,121	(534)

Net increase in cash and cash equivalents	10,494	12,748
CASH AND CASH EQUIVALENTS, Beginning of period	26,549	13,801

CASH AND CASH EQUIVALENTS, End of period	$37,043	$26,549

SEC Regulation G — The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:
Chico’s FAS, Inc.
Non-GAAP to GAAP Reconciliation of Net Income (Loss) and Diluted EPS
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended		Thirteen Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Net income (loss):

GAAP basis	$69,646	($19,137)	$17,508	($40,544)
Add: Impact of impairment charges	15,026	23,664	2,000	23,664
Less: Tax effect on impairment charges	(5,499)	(9,440)	(674)	(7,969)

Non-GAAP adjusted basis	$79,173	($4,913)	$18,834	($24,849)

Net income (loss) per diluted share:

GAAP basis	$0.39	($0.11)	$0.10	($0.23)
Add: Impact of impairment charges, net of tax	0.05	0.08	0.00	0.09

Non-GAAP adjusted basis	$0.44	($0.03)	$0.10	($0.14)